FOR RELEASE AT 8 a.m. EDT, APRIL 8, 2004

Contacts:

Media:	Jeffrey Simek	Investors:	Susan DeWitt
	(201) 269-6400		(201) 269-6187
	Jeffrey_Simek@medco.com		Susan_DeWitt@medco.com

Medco Renews Pharmacy Agreement with Premera Blue Cross

FRANKLIN LAKES, N.J., April 8, 2004 — Medco Health Solutions, Inc., (NYSE: MHS) has renewed for three years an agreement to provide pharmacy benefit management services to Premera Blue Cross, the companies announced today.

Since 1996, Medco has been providing retail and mail order pharmacy services to Premera Blue Cross, which serves more than 1.2 million people in Washington state and Alaska. Terms were not disclosed.

“We look forward to continuing our strategic role in supporting Premera’s culture of applying speed, teamwork, quality and innovation in meeting the healthcare needs of their members, as they have for more than 70 years,” said Tim Wentworth, Medco group president, National Accounts.

About Premera Blue Cross

Premera provides health insurance and related services to more than 1.2 million people in Washington and Alaska. Premera Blue Cross has operated in Washington since 1933, and Alaska since 1957. Premera Blue Cross is an independent licensee of the Blue Cross Blue Shield Association. Premera Blue Cross is a member of a family of companies based in Mountlake Terrace, Washington, that provide health, life, vision, dental, and long-term care insurance, and other related services, in multiple western states.

About Medco

Medco Health Solutions, Inc., a leading pharmacy benefit manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private- and public-sector employers and healthcare organizations. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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